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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Six Months Ended June 30, 1997
------------------------------
(in thousands)
1.  Income from continuing operations before extraordinary
    items and income taxes......................................     $  613,953
                                                                     ==========
2.  Fixed charges of continuing operations:

 A. Interest expense (excluding interest on deposits),
    amortization of debt issuance costs and one-third
    of rental expenses, net of income from subleases............     $  204,920

 B. Interest on deposits........................................        416,982
                                                                     ----------
 C. Total fixed charges (line 2A + line 2B).....................     $  621,902
                                                                     ==========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

  A. Excluding interest on deposits (line 1 + line 2A)..........     $  818,873
                                                                     ==========
  B. Including interest on deposits (line 1 + line 2C)..........     $1,235,855
                                                                     ==========
 4.  Ratio of earnings (as defined) to fixed charges:

  A.    Excluding interest on deposits (line 3A/line 2A)........           4.00x
  B.    Including interest on deposits (line 3B/line 2C)........           1.99


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